Exhibit 10.13
CNF INC.
SUMMARY OF INCENTIVE COMPENSATION PLANS FOR
2006
For 2006, CNF Inc. and certain of its subsidiaries (each a “CNF Company”) have adopted short-term incentive compensation plans that provide for annual incentive compensation to be paid to plan participants if certain performance goals are met by the applicable CNF Company. This document summarizes the general terms of those plans. The plans vary in terms of the performance measures to be met, and the amount of compensation to be paid, but generally contain the terms as described below.
THE PLANS
In order to motivate eligible employees to perform more effectively and efficiently, each CNF Company has established a short-term incentive compensation plan (Plan), under which participants are eligible to receive short-term incentive compensation payments based upon calendar year 2006 Incentive Performance Goals.
DESIGNATION OF PARTICIPANTS
Participation in each Plan is primarily limited to full-time non-contractual employees of the applicable CNF Company. A master list of each Plan’s participants is maintained in the office of the President of the applicable CNF Company.
ELIGIBILITY FOR PAYMENT
Participants generally commence participation in the Plans on January 1, 2006. Eligible employees who are employed by a CNF Company after January 1 commence participation at the beginning of the first full calendar quarter after joining the CNF Company. Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. A participant who commences participation in the Plan during the 2006 Plan year, and who participates less than four full quarters, receives a pro rata payment based on the number of full calendar quarters of Plan participation.
Subject to the following exceptions, no participant is eligible to receive any payment under a Plan unless on the date the payment is actually made that person is then currently (i) employed by a CNF Company and (ii) a Plan participant.
EXCEPTION 1. A Plan participant who is employed by a CNF Company through December 31, 2006, but leaves that employment or otherwise becomes ineligible after December 31, 2006 but before the final payment is made relating to 2006, unless terminated for cause, is entitled to receive payments under the Plan.

EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 2006 pursuant to the CNF Inc. Retirement Plan and who, at the time of retirement, was a participant in the Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 2006 and who, at the time of death, was a participant in the Plan, (3) to a Plan participant who is placed on an approved leave prior to December 31, 2006, or (4) to a Plan participant who is transferred to another CNF Company and who remains an employee through December 31, 2006.
METHOD OF PAYMENT
Each Plan participant is assigned an incentive participation factor as a percent of annual compensation. The incentive participation factor is indexed to specific performance goals such as revenue, profit, etc.
Minimum and incentive factor performance goals are established separately for each Plan. Participants are not entitled to any payments under the Plan until the minimum performance goal is achieved. Incentive compensation for the assigned goals will be earned on a pro rata basis for accomplishments between the minimum level and the incentive plan goals and may be earned at a different rate for performance over the incentive plan goal.
The maximum payment that any Plan participant may receive is 200% of incentive compensation factor. In addition, the aggregate amount of payments to all participants is limited to the amount of a specified pool of funds.
DATE OF PAYMENT
The President of each CNF Company may authorize a partial payment of the estimated annual incentive compensation earned under the Plan to be made in December 2006. The final payment to participants, less any previous partial payment, is to be made on or before March 15, 2007.
INCENTIVE PERFORMANCE GOALS
Incentive Performance Goals are defined by each Plan but generally consist of profits equal to earnings before deducting any amounts expensed for Loss and Damage, Workers Compensation, Company and/or qualified subsidiary incentive plans, income taxes and for some plans interest income and expense. Incentive Performance Goals may also include specific levels of revenue, profit, or other measurable factors. The Compensation Committee of the CNF Board of Directors reserves the right to define and determine whether an extraordinary item is to be included in the calculated profit figure.

ANNUAL COMPENSATION
Annual Compensation for incentive purposes for each Plan participant is that participant’s annualized salary before any incentive or other special compensation (including, but not limited to, short and long term disability insurance plan payments) as of February 1st 2006 for participants eligible as of the beginning of the year. Participants will receive the benefit of promotional increases from the week it becomes effective. For those qualifying in subsequent quarters, the first pay period following the date the participant becomes eligible to participate in this Plan will be used. The term “special compensation” used herein does not include deferred salary arrangements wherein the participant could have chosen to receive the deferred salary in the Plan year.
LAWS GOVERNING PAYMENTS
No payment shall be made under this Plan in an amount that is prohibited by law.
AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN
The Board of Directors of the CNF Company may at any time amend, suspend, or terminate the operation of the Plans, by thirty-day written notice to the Plan participants, and has full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.
DURATION OF PLANS
The Plans are for the calendar year 2006 only.